Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-4 of HRG Group, Inc. of our report dated November 20, 2015, with respect to the consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2015, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Milwaukee, Wisconsin
January 15, 2016